Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., March 24, 2011 /PRNewswire/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, declared a $.10 per share quarterly dividend payable April 29, 2011 to shareholders of record as of April 8, 2011. Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "We were pleased to receive a report from Financial Management Consulting Group ranking us the number one bank headquartered in South Carolina. The ranking was based on net interest, non-interest income, non-interest expense, efficiency, non-performing assets to equity & reserves, asset quality index, return on assets, and return on equity. We have ranked near the top in the past but this is the first year we have been ranked number one."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500